CALCULATION OF REGISTRATION FEE

		Amount of
	Maximum Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)(2)
Depositary Shares of The Allstate Corporation (each representing a 1/1000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series D)	$19,875,000	$2,560
Fixed Rate Noncumulative Perpetual Preferred Stock, Series D	(3)	(3)

(1)       Calculated in accordance with Rule 457(r) under the Securities Act of 1933 as amended.

(2)       A registration fee of $2,560 is due for this offering. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-181059 on Form S-3ASR.

(3)       No separate consideration will be payable in respect of shares of Fixed Rate Noncumulative Perpetual Preferred Stock, Series D, which are issued in connection with this offering.

Pricing Supplement dated December 16, 2013

Pricing Supplement No. 2 (To prospectus supplement dated December 2, 2013 and prospectus dated April 30, 2012)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-181059

THE ALLSTATE CORPORATION

LEOPARDS™*

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES D

CUSIP Number of Depositary Shares	Series	Public Offering Price(1)	Size ($/# Depositary Shares)(2)	Dividend Rate (Non- Cumulative)(3)	Dividend Frequency(4)	Maturity	Initial Redemption Date(5)	Make- Whole Premium(5)	Proposed NYSE Listing Symbol(6)	Purchasing Agent’s Discount	Net Proceeds (before Expenses)(7)
020002804	D	$25.00	$19,875,000/ 795,000	6.625%	Quarterly	Perpetual	April 15, 2019	45 basis points	ALL PR D	$0.7875	$19,248,937.50

(1)

Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing shares for the account of their advisory clients may be offered shares at up to a $0.40 discount to the public offering price

(2)

Shares expected to be outstanding on the Trade Date: 4,605,000 Depositary Shares (the “Existing Shares”). Shares to be outstanding immediately after this offering: 5,400,000 Depositary Shares. The shares offered hereby constitute a further issuance of the Depositary Shares and will constitute a single series with the Existing Shares

(3)	Dividends are payable only when, as and if declared
(4)	Dividends are payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2014
(5)

The Issuer may, at its option, redeem the shares of Preferred Stock (i) in whole but not in part at any time prior to the Initial Redemption Date specified above, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), or if greater, the present values of (A) $25,000 per share of Preferred Stock (or $25 per Depositary Share) and (B) all undeclared dividends for the dividend periods from the date of redemption to and including the Initial Redemption Date specified above, in each case, discounted to the date of redemption on a quarterly basis at a discount rate equal to the treasury rate plus the Make-Whole Premium specified above, plus, in each case, any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date, or (ii) in whole or in part, from time to time, on any dividend payment date on or after the Initial Redemption Date specified above at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date

(6)	If approved for listing, trading of the Depositary Shares is expected to commence within a 120-day period after December 16, 2013, the expected original issuance date of the Depositary Shares
(7)	We estimate that the total expenses for this offering will be approximately $200,000 (excluding the Purchasing Agent’s Discount)

Offering Date: December 9, 2013 through December 16, 2013

Trade Date: December 16, 2013

Settlement Date: December 23, 2013 (T+5)

Minimum Denomination/Increments: $25.00/$25.00

Purchasing Agent: Incapital LLC

Trades settle flat and clear SDFS: DTC Book Entry

DTC Number 0235 via RBC Dain Rauscher Inc.

* The Incapital LEOPARDS™ program provides for the Long Execution of Preferred and Related Debt Securities